Exhibit 10.1
Agreement and Plan of Reorganization among Legacy Communications Corporation, The Mint Leasing, Inc., a Texas corporation, and the shareholders of the Mint Leasing, Inc., dated July 18, 2008 (without Exhibits).

AGREEMENT AND PLAN OF REORGANIZATION

among

LEGACY COMMUNICATIONS CORPORATION

THE MINT LEASING, INC.

and

THE SHAREHOLDERS OF THE MINT LEASING, INC.

Dated as of July 18, 2008

i

EXHIBITS

A – Certificates to be Exchanged
B – Material Contracts of Mint Leasing
C – Material Contracts of Legacy
D – Form of Officer's Certificate of Legacy concerning accuracy
E – Form of Officer's Certificate of Mint Leasing concerning accuracy
F – Form of Investment Agreement
H – Exceptions to Representations and Warranties of Mint Leasing

ii

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION dated as of July 18, 2008 (this "Agreement") among LEGACY COMMUNICATIONS CORPORATION, a Nevada corporation ("Legacy"), THE MINT LEASING, INC., a Texas corporation ("Mint Leasing") and the undersigned securityholders of Mint Leasing (collectively, the "Shareholder").

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement, all securityholders of Mint Leasing will exchange all of the shares of Mint Leasing's common stock and preferred stock for a specified number of shares of Legacy's common stock and preferred stock to be issued and Legacy will acquire all of the issued and outstanding securities of Mint Leasing, making Mint Leasing a wholly-owned subsidiary of Legacy;

WHEREAS, the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where securityholders of Mint Leasing reside;

WHEREAS, for federal income tax purposes, the Exchange is intended to qualify as a reorganization under the provisions of section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Legacy, Mint Leasing and Shareholder hereby agree as follows:

ARTICLE I
THE EXCHANGE

SECTION 1.01.  The Exchange.  Upon the terms and subject to the conditions set forth in Article VII, at the Effective Time (as defined below in Section 1.02), as a result of the Exchange, Mint Leasing will become a wholly owned subsidiary of Legacy.

SECTION 1.02.  Effective Time; Closing.  As promptly as practicable and in no event later than the 14th day of August, 2008 and following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Exchange to be consummated by Shareholder delivering to Legacy, or its representatives, the certificates representing all of the outstanding Mint Leasing Securities (as defined below in Section 2.01 (c)), duly endorsed (or with duly executed stock powers) so as to make Legacy the sole owner thereof free and clear of all claims and encumbrances except as specifically assumed by Legacy.  The term "Effective Time" means the date and time of the Closing (or such later time as may be agreed in writing by each of the parties hereto) to be held at the offices of Sonfield & Sonfield, Houston, Texas (or such other place as the parties may agree).

SECTION 1.03.  Effect of the Exchange.  At the Effective Time, the effect of the Exchange shall be Mint Leasing becoming a wholly owned subsidiary of Legacy.

SECTION 1.04.  Directors and Officers.  Jerry Parish will be elected a director of Legacy at the Effective Time for a three year term until his successors is duly elected or appointed and qualified.

ARTICLE II
DELIVERY OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01.  Delivery of Securities.  At the Effective Time, by virtue of the Exchange:

(a)           (i) 70,650,000 shares of common stock, par value $0.001 per share, of Legacy (the "Legacy Common Stock") shall be issued in exchange for all outstanding shares of common stock of Mint Leasing (the "Mint Leasing Common Stock"),(ii) 2,000,000 shares of Series B Convertible Preferred Stock will be exchanged for all shares of Convertible Preferred Stock of Mint Leasing issued and outstanding immediately prior to the Effective Time.  (The Mint Leasing Common Stock and the series of Mint Leasing preferred stock are collectively referred to as the "Mint Leasing Securities").  Each share of Mint Leasing Common Stock shall be converted, into the right to receive a ratable portion of 70,650 shares (the "Exchange Ratio") of Legacy Common Stock; provided, however, that, if between the date of this Agreement and the Effective Time the outstanding shares of Legacy Common Stock shall have been changed from into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (all such shares of Legacy Common Stock being herein referred to as the "Legacy Securities" or the "Exchange Consideration"); and

(b)           each Share held in the treasury of Mint Leasing and each Share owned by Legacy or any direct or indirect wholly owned subsidiary of Legacy or of Mint Leasing immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

SECTION 2.02.  Exchange of Certificates.

(a)           At the Closing, Shareholder shall deliver to Legacy all certificates representing Mint Leasing Securities (the "Certificates"), together with such other customary documents as may reasonably be required by Legacy, in exchange for the Exchange Consideration.  Certificates representing the Exchange Consideration shall be issued to the persons and in the amounts described in Exhibit A.  Any shareholder of Mint Leasing whose Certificates are not delivered at the Closing shall receive the Exchange Consideration with respect to such Certificates upon delivery to Legacy after the Closing of such Certificates and the other items required pursuant to the first sentence of this Section 2.02(a).

(b)          All shares of Legacy Common Stock issued upon conversion of Mint Leasing Securities in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(b) or (d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Mint Leasing Securities.

SECTION 2.03.  Stock Transfer Books.  At the Effective Time, the stock transfer books of Mint Leasing shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of Mint Leasing.  From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in this Agreement, Mint Leasing hereby represents and warrants to Legacy that:

SECTION 3.01.  Organization and Qualification; Subsidiaries.  Each of Mint Leasing and each subsidiary of Mint Leasing (the "Mint Leasing Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power, have not had, and could not reasonably be expected to have, individually or in the aggregate, a Mint Leasing Material Adverse Effect (as defined below).  Each of Mint Leasing and Mint Leasing Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Mint Leasing Material Adverse Effect.  The term "Mint Leasing Material Adverse Effect" means any change in or effect on the business of Mint Leasing and Mint Leasing Subsidiaries that is materially adverse to the financial condition or results of operations of Mint Leasing and Mint Leasing Subsidiaries taken as a whole, except for any such changes or effects resulting from or arising in connection with (i) this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any changes in economic, regulatory or political conditions or (iii) any issue or condition otherwise known to Legacy prior to the date of this Agreement.

SECTION 3.02.  Certificate of Incorporation and By-Laws.  Mint Leasing has heretofore made available to Legacy a complete and correct copy of the Articles of Incorporation and the By-Laws of Mint Leasing.  Such Articles of Incorporation and By-Laws are in full force and effect.  Mint Leasing is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

SECTION 3.03.  Capitalization.  Except as indicated on Exhibit A, all Mint Leasing Securities will be issued and outstanding and will be validly issued, fully paid and non-assessable and (ii) no shares are reserved for future issuance pursuant to Mint Leasing Stock Options and Warrants.  All shares of Mint Leasing Securities subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding contractual obligations of Mint Leasing or any Mint Leasing Subsidiary to repurchase, redeem or otherwise acquire any shares of Mint Leasing Securities or any capital stock of any Mint Leasing Subsidiary.  Each outstanding share of capital stock of each Mint Leasing Subsidiary is duly authorized, validly issued, fully paid and non-assessable and each such share owned by Mint Leasing or another Mint Leasing Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Mint Leasing's or such other Mint Leasing Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Mint Leasing Material Adverse Effect.  There are no material outstanding contractual obligations of Mint Leasing or any Mint Leasing Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Mint Leasing Subsidiary or any other person.

SECTION 3.04.  Authority Relative to This Agreement.  Mint Leasing has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Exchange and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Mint Leasing and the consummation by Mint Leasing of the Exchange and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Mint Leasing are necessary to authorize this Agreement or to consummate the Exchange and the other transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Mint Leasing and, assuming the due authorization, execution and delivery by Legacy, constitutes a legal, valid and binding obligation of Mint Leasing, enforceable against Mint Leasing in accordance with its terms.

SECTION 3.05.  No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by Mint Leasing does not, and the performance of this Agreement by Mint Leasing will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Mint Leasing or any equivalent organizational documents of any Mint Leasing Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, to the best knowledge of Mint Leasing after inquiry, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to Mint Leasing or any Mint Leasing Subsidiary or by which any property or asset of Mint Leasing or any Mint Leasing Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Mint Leasing or any Mint Leasing Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Mint Leasing Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)          The execution and delivery of this Agreement by Mint Leasing does not, and the performance of this Agreement by Mint Leasing will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority ("Governmental Entity"), except (i) for applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and could not reasonably be expected to have, individually or in the aggregate, a Mint Leasing Material Adverse Effect, and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.06.  Permits; Compliance.  (a) Each of Mint Leasing and Mint Leasing Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Mint Leasing or any Mint Leasing Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Mint Leasing Permits"), except where the failure to have, or the suspension or cancellation of, any of Mint Leasing Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Mint Leasing Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of Mint Leasing Permits is pending or, to the knowledge of Mint Leasing, threatened, except where the failure to have, or the suspension or cancellation of, any of Mint Leasing Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Mint Leasing Material Adverse Effect.

(b)          To the best knowledge of Mint Leasing after inquiry, neither Mint Leasing nor any Mint Leasing Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Mint Leasing or any Mint Leasing Subsidiary or by which any property or asset of Mint Leasing or any Mint Leasing Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Mint Leasing or any Mint Leasing Subsidiary is a party or by which Mint Leasing or any Mint Leasing Subsidiary or any property or asset of Mint Leasing or any Mint Leasing Subsidiary is bound or affected or (iii) any Mint Leasing Permits, except, in the case of each of (i), (ii) and (iii), for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Mint Leasing Material Adverse Effect.

SECTION 3.07.  Absence of Certain Changes or Events.  Since the date of its organization, except as contemplated by or as disclosed in this Agreement, Mint Leasing has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any material change by Mint Leasing in its accounting methods, principles or practices, (b) any declaration, setting aside or payment of any dividend or distribution in respect of the Commons Stock or any redemption, purchase or other acquisition of any of Mint Leasing's securities or (c) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Mint Leasing, except in the ordinary course of business.

SECTION 3.08.  Absence of Litigation.  As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Mint Leasing, threatened against Mint Leasing, or any property or asset of Mint Leasing, before any court, arbitrator or governmental entity, domestic or foreign, which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Mint Leasing or (ii) seeks to delay or prevent the consummation of any other material transaction contemplated by this Agreement.  As of the date of this Agreement, neither Mint Leasing nor any property or asset of Mint Leasing is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Mint Leasing, continuing investigation by, any governmental entity, or any order, writ, judgment, injunction, decree, determination or award of any governmental entity or arbitrator having, individually or in the aggregate, a material adverse effect on Mint Leasing.

SECTION 3.09.  Employee Benefit Plans; Labor Matters.  With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by Mint Leasing or any Mint Leasing Subsidiary, or with respect to which Mint Leasing or any Mint Leasing Subsidiary could incur liability under section 4069, 4212(c) or 4204 of ERISA (the "Mint Leasing Benefit Plans"), Mint Leasing has made available to the Legacy a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) a complete copy of such Mint Leasing Benefit Plan, (iii) each trust agreement relating to such Mint Leasing Benefit Plan, (iv) the most recent summary plan description for each Mint Leasing Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Mint Leasing Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Mint Leasing Benefit Plan qualified under section 401(a) of the Code.

SECTION 3.10.  Contracts. (a)  Exhibit B lists each of the following written contracts and agreements of Mint Leasing (such contracts and agreements being "Material Contracts"):

(i)         each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to Mint Leasing that in each case involves annual payment in excess of US$50,000, or British sterling equivalent;

(ii)     all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion and market research agreements involving annual payments in excess of US$100,000,or British sterling equivalent, to which Mint Leasing is a party or any other material contract that compensates any person other than employees based on any sales by Mint Leasing;

(iii)    all leases and subleases of real property;

(iv)    all contracts and agreements relating to indebtedness for borrowed money other than trade indebtedness of Mint Leasing;

(v)     all contracts and agreements involving annual payments in excess of $100,000 with any Governmental Entity to which Mint Leasing is a party; and

(vi)    any other material agreement of Mint Leasing which is terminable upon or prohibits a change of ownership or control of Mint Leasing.

(b)           Each Material Contract:  (i) is valid and binding on Mint Leasing and, to the knowledge of Mint Leasing, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without material penalty or other material adverse consequence.  Mint Leasing is not in material breach of, or material default under, any Material Contract and, to the knowledge of Mint Leasing, no other party to any Material Contract is in material breach thereof or material default thereunder.

SECTION 3.11.  Environmental Matters.  Except as would not, individually or in the aggregate, have a Mint Leasing Material Adverse Effect:

(a)           Mint Leasing and Mint Leasing Subsidiaries (i) are in compliance with all applicable Environmental Laws (as defined below), (ii) hold all Environmental Permits (as defined below) and (iii) are in compliance with their respective Environmental Permits.

(b)           None of Mint Leasing or any Mint Leasing Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (defined below) or any similar Law of any state, locality or any other jurisdiction.

(c)           None of Mint Leasing or any Mint Leasing Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (defined below) and, to the knowledge of Mint Leasing, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(d)           None of the real property owned or leased by Mint Leasing or any Mint Leasing Subsidiary is listed or, to the knowledge of Mint Leasing, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

"Environmental Laws" means any federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

"Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

"Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.12.  Trademarks, Patents and Copyrights.  Except as would not, individually or in the aggregate, have a Mint Leasing Material Adverse Effect, Mint Leasing and Mint Leasing Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Mint Leasing and Mint Leasing Subsidiaries as currently conducted, and Mint Leasing has no knowledge of any assertion or claim challenging the validity of any of the foregoing.  To the knowledge of Mint Leasing, the conduct of the business of Mint Leasing and Mint Leasing Subsidiaries as currently conducted does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that has had, or could reasonably be expected to have, individually or in the aggregate, a Mint Leasing Material Adverse Effect.  To the knowledge of Mint Leasing, there are no infringements of any proprietary rights owned by or licensed by or to Mint Leasing or any Mint Leasing Subsidiary that have had, or could reasonably be expected to have, individually or in the aggregate, a Mint Leasing Material Adverse Effect.

SECTION 3.13.  Taxes.  Except as for such matters that could not reasonably be expected to have a Mint Leasing Material Adverse Effect, (a) Mint Leasing and each of Mint Leasing Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Mint Leasing and Mint Leasing Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or will be paid, (c) as of the date of this Agreement, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Mint Leasing or any of Mint Leasing Subsidiaries and (d) Mint Leasing and each of Mint Leasing Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid in accordance with generally accepted accounting principles, whether or not shown as being due on any returns.  As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation:  taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

SECTION 3.14.  State Takeover Statutes.  The Board of Directors of Mint Leasing has taken all action necessary to ensure that any restrictions on business combinations will not apply to the Exchange and the other transactions contemplated by this Agreement.  To the knowledge of Mint Leasing, no other state takeover statute is applicable to the Exchange or the other transactions contemplated by this Agreement.

SECTION 3.15.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Mint Leasing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LEGACY

Legacy hereby represents and warrants to Mint Leasing that:

SECTION 4.01.  Organization and Qualification; Subsidiaries.  Each of Legacy and each subsidiary of Legacy (the "Legacy Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power, authority and governmental approvals have not had, and could not reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect (as defined below).  Each of Legacy and the Legacy Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect.  The term "Legacy Material Adverse Effect" means any change in or effect on the business of Legacy and the Legacy Subsidiaries that is materially adverse to the financial condition or results of operations of Legacy and the Legacy Subsidiaries taken as a whole, except for any such changes or effects resulting from or in connection with (i) this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any changes in economic, regulatory or political conditions or (iii) any issue or condition otherwise known to Mint Leasing prior to the date of this Agreement.

SECTION 4.02.  Articles of Incorporation and By Laws .  Legacy has heretofore made available to Mint Leasing a complete and correct copy of the Articles of Incorporation and the By-Laws of Legacy.  Such Articles of Incorporation and By-Laws are in full force and effect.  Legacy is not violation of any of the provisions of its Certificate of Incorporation or By-Laws.

SECTION 4.03.  Capitalization.  The authorized capital stock of Legacy consists of (a) 480,000,000 shares of Legacy Common Stock, $.001 par value, and (b) 20,000,000 shares of preferred stock, $.001 par value.  As of the date of this Agreement, (i) 186,243 shares of Legacy Common Stock are issued and outstanding,  (ii) 185,000 shares of Legacy preferred stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (iii) 2,000,000 shares of preferred class B shares, which are convertible to 20,000,000 shares of common stock are reserved for issuance under the terms of the Plan referred to and defined in Section 4.07, (iv) no shares of Legacy Common Stock are held in the treasury of Legacy or by Legacy Subsidiaries and (v) 23,700,000 common shares are reserved for future issuance upon conversion of the outstanding preferred stock.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Legacy or any Legacy Subsidiary or obligating Legacy or any Legacy Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Legacy or any Legacy Subsidiary.  All shares of Legacy Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding contractual obligations of Legacy or any Legacy Subsidiary to repurchase, redeem or otherwise acquire any shares of Legacy Common Stock or any capital stock of any Legacy Subsidiary.  Each outstanding share of capital stock of each Legacy Subsidiary is duly authorized, validly issued, fully paid and non-assessable and each such share owned by Legacy or another Legacy Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Legacy's or such other Legacy Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Legacy Material Adverse Effect.  There are no material outstanding contractual obligations of Legacy or any Legacy Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Legacy Subsidiary or any other person.  The shares of Legacy Common Stock to be issued pursuant to the Exchange in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Legacy's Certificate of Incorporation or By-Laws or any agreement to which the Legacy is a party or is bound and (ii) will, when issued, be exempt from registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") and exempt from registration under applicable Blue Sky Laws.  The shares of Legacy Common Stock to be issued pursuant to the Exchange in accordance with Section 2.01 will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Legacy Securities):

"The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended.  The Securities may not be sold, transferred or assigned in the absence of an effective registration statement for the Securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act."

SECTION 4.04.  Authority Relative to This Agreement.  Legacy has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Exchange and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Legacy and the consummation by Legacy of the Exchange and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Legacy are necessary to authorize this Agreement or to consummate the Exchange and the other transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Legacy and, assuming the due authorization, execution and delivery by Mint Leasing, constitutes a legal, valid and binding obligation of Legacy, enforceable against Legacy in accordance with its terms.

SECTION 4.05.  No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by Legacy does not, and the performance of this Agreement by Legacy will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Legacy, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Legacy or any Legacy Subsidiary or by which any property or asset of Legacy or any Legacy Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Legacy or any Legacy Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)           The execution and delivery of this Agreement by Legacy does not, and the performance of this Agreement by Legacy will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Securities Act, the OTC, and state takeover laws; and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and could not reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect, and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.06.  Permits; Compliance.  (a) Each of Legacy and the Legacy Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Legacy or any Legacy Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Legacy Permits"), except where the failure to have, or the suspension or cancellation of, any of Legacy Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of Legacy Permits is pending or, to the knowledge of Legacy, threatened, except where the failure to have, or the suspension or cancellation of, any of Legacy Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect.

(b)           Neither Legacy nor any Legacy Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Legacy or any Legacy Subsidiary or by which any property or asset of Legacy or any Legacy Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Legacy or any Legacy Subsidiary is a party or by which Legacy or any Legacy Subsidiary or any property or asset of Legacy or any Legacy Subsidiary is bound or affected or (iii) any Legacy Permits, except, in the case of each of (i), (ii) and (iii), for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect.

SECTION 4.07.  Divestiture of Legacy Media Corporation  On the Effective Date and at the same time that Mint becomes a wholly owned subsidiary of Legacy, Legacy divest all of its interest in its wholly owned subsidiary, Legacy Media Corporation, a Nevada corporation, and will pay or discharge any Legacy obligations of any kind or character, direct or contingent, such that there are no outstanding liabilities whatsoever.  The consideration received by Legacy for the divestiture of Legacy Media shall be the cancellation of 13,654,316 outstanding common stock of Legacy.  Upon the closing of the divestiture of Legacy Media Corporation and consummation of the share consolidation ("reverse split") previously authorized by Legacy, there will exist (i) 186,243 shares of Legacy Common Stock issued and outstanding shares of Legacy, (ii)185,000 series A preferred stock (convertible into a maximum of 3,700,000 shares of common stock of Legacy), and (iii) 2,000,000 shares of series B preferred stock (convertible into 20,000,000 shares of common stock.) issued and outstanding.

SECTION 4.08.  Absence of Certain Changes or Events.  Since the date of the filing of the Annual Report on Form 10-KSB (the "Annual Report"), except as contemplated by or as disclosed in this Agreement, or as disclosed in any amendment to the Annual Report, Legacy and Legacy Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Legacy Material Adverse Effect, (b) any material change by Legacy in its accounting methods, principles or practices, (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Shares or any redemption, purchase or other acquisition of any of Legacy's securities or (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Legacy or any Legacy Subsidiary, except in the ordinary course of business consistent with past practice.

SECTION 4.09.  Absence of Litigation.  As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Legacy, threatened against Legacy or any Legacy Subsidiary, or any property or asset of Legacy or any Legacy Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Exchange or any other material transaction contemplated by this Agreement.  As of the date of this Agreement, neither Legacy nor any Legacy Subsidiary nor any property or asset of Legacy or any Legacy Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Legacy, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator having, individually or in the aggregate, a Legacy Material Adverse Effect.

SECTION 4.10.  Employee Benefit Plans.  Legacy and Legacy Subsidiary presently do not have any employees.  Legacy and Legacy Subsidiary presently do not, and have never in the past, maintained or contributed to any employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of ERISA).

SECTION 4.11.  Contracts. (a)  Exhibit C lists each of the following written contracts and agreements of Legacy (such contracts and agreements being "Material Contracts"):

(i)         each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to Legacy;

(ii)        all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion and market research agreements, to which Legacy is a party or any other material contract that compensates any person other than employees based on any sales by Legacy;

(iii)       all leases and subleases of real property;

(iv)       all contracts and agreements relating to indebtedness for borrowed money other than trade indebtedness of Legacy;

(v)        all contracts and agreements involving annual payments in excess of $100,000 with any Governmental Entity to which Legacy is a party; and

(iv)       any other material agreement of Legacy which is terminable upon or prohibits a change of ownership or control of Legacy..

(b)           Each Material Contract:  (i) is valid and binding on Legacy and, to the knowledge of Legacy, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without material penalty or other material adverse consequence.  Legacy is not in material breach of, or material default under, any Material Contract and, to the knowledge of Legacy, no other party to any Material Contract is in material breach thereof or material default thereunder.

SECTION 4.12.  Environmental Matters.  Except as disclosed in the Annual Report or as would not, individually or in the aggregate, have a Legacy Material Adverse Effect:

(a)           Legacy and the Legacy Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold all Environmental Permits and (iii) are in compliance with their respective Environmental Permits.

(b)           None of Legacy or any Legacy Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar Law of any state, locality or any other jurisdiction.

(c)           None of Legacy or any Legacy Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Legacy, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(d)           None of the real property owned or leased by Legacy or any Legacy Subsidiary is listed or, to the knowledge of Legacy, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

SECTION 4.13.  Trademarks, Patents and Copyrights.  Except as would not, individually or in the aggregate, have a Legacy Material Adverse Effect, Legacy and the Legacy Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Legacy and the Legacy Subsidiaries as currently conducted, and Legacy has no knowledge of any assertion or claim challenging the validity of any of the foregoing.  To the knowledge of Legacy, the conduct of the business of Legacy and the Legacy Subsidiaries as currently conducted does not and will not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that has had, or could reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect.  To the knowledge of Legacy, there are no infringements of any proprietary rights owned by or licensed by or to Legacy or any Legacy Subsidiary that have had, or could reasonably be expected to have, individually or in the aggregate, a Legacy Material Adverse Effect.

SECTION 4.14.  Taxes.  Except for such matters that would not have a Legacy Material Adverse Effect, (a) Legacy and each of the Legacy Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Legacy and the Legacy Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or will be paid, (c) as of the date of this Agreement, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Legacy or any of the Legacy Subsidiaries and (d) Legacy and each of the Legacy Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid in accordance with generally accepted accounting principles, whether or not shown as being due on any returns.

SECTION 4.15.  Accounting and Tax Matters.  To the knowledge of Legacy, neither Legacy nor any of its affiliates has taken or agreed to take any action that would prevent the Exchange from constituting a transaction qualifying under Section 368(a) of the Code.  Legacy is not aware of any agreement, plan or other circumstance that would prevent the Exchange from qualifying under Section 368(a) of the Code.

SECTION 4.16.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Legacy.

ARTICLE V
CONDUCT OF BUSINESSES PENDING THE REORGANIZATION

SECTION 5.01.  Conduct of Business by Mint Leasing Pending the Exchange.  Mint Leasing agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, unless Legacy shall otherwise consent in writing:

(a)           the businesses of Mint Leasing and Mint Leasing Subsidiaries shall be conducted only in, and Mint Leasing and Mint Leasing Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(b)           Mint Leasing shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Mint Leasing and Mint Leasing Subsidiaries and to preserve the current relationships of Mint Leasing and Mint Leasing Subsidiaries with customers, suppliers and other persons with which Mint Leasing or any Mint Leasing Subsidiary has significant business relations.

By way of amplification and not limitation, except as contemplated by this Agreement, neither Mint Leasing nor any Mint Leasing Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Legacy:

(a)           amend or otherwise change its Certificate of Incorporation or By-Laws or equivalent organizational documents;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Mint Leasing or any Mint Leasing Subsidiary or (ii) any material assets of Mint Leasing or any Mint Leasing Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           (i)           acquire (including, without limitation, by Exchange, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(ii)         incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

(iii)        enter into any contract or agreement material to the business, results of operations or financial condition of Mint Leasing and Mint Leasing Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; or

(iv)        enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

(f)            increase the compensation payable or to become payable to its employees, except for increases in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or employee of Mint Leasing or any Mint Leasing Subsidiary, except for employment or severance agreements in accordance with past practice, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or employee; or

(g)           take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

SECTION 5.02.  Conduct of Business by Legacy Pending the Exchange.  Legacy agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, unless Mint Leasing shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

(a)           the business of the Legacy and the Legacy Subsidiaries shall be conducted only in, and Legacy and the Legacy Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and

(b)           Legacy shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Legacy and the Legacy Subsidiaries and to preserve the current relationships of Legacy and the Legacy Subsidiaries with customers, suppliers and other persons with which Legacy or any Legacy Subsidiary has significant business relations.

By way of amplification and not limitation, except as contemplated by this Agreement, neither Legacy nor any Legacy Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Mint Leasing (such consent not to be unreasonably withheld):

(a)           amend or otherwise change its Certificate of Incorporation or By-Laws or equivalent organizational documents;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Legacy or any Legacy Subsidiary (except for the issuance of shares of Legacy Common Stock issuable pursuant to the Legacy Stock Options outstanding on the date of this Agreement or the issuance in the ordinary course of business and consistent with past practice, or (ii) any material assets of Legacy or any Legacy Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           (i)           acquire (including, without limitation, by Exchange, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(ii)           incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

(iii)           enter into any contract or agreement material to the business, results of operations or financial condition of Legacy and the Legacy Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; or

(iv)           enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.02(e);

(f)            increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Legacy or any Legacy Subsidiary who are not officers of Legacy, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Legacy or any Legacy Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or

(g)           take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01.  Filing of Form 8-K.  Unless adequately disclosed in a periodic report filed with the Securities and Exchange Commission by Legacy, immediately after the Effective Time, new management of Mint Leasing will procure the prompt preparation and file with the Securities and Exchange Commission appropriate notice describing this transaction on Form 8-K or other applicable form, and otherwise comply with the provisions of the Securities Exchange Act of 1934.

SECTION 6.02.  Preparation of Disclosure Statement.  Immediately after the Effective Time, new management of Mint Leasing will procure the preparation of a disclosure statement containing the necessary information to comply with Rule 15(c)2(11) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and file such forms with one or more firms who are members of the National Association of Securities Dealers, Inc.  ("NASD") and with NASD as are necessary to effect the quotation of Legacy's securities in the NASD Electronic Bulletin Board System.

SECTION 6.03.  Access to Information; Confidentiality.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Legacy or Mint Leasing or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, Legacy and Mint Leasing shall (and shall cause their respective subsidiaries to):  (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request.

SECTION 6.04.  Obligations of Legacy.  Legacy shall take all action necessary to cause Legacy to perform its obligations under this Agreement and to consummate the Exchange on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.05.  Obligations of Shareholder.  Shareholder, on behalf of new management of Legacy, unconditionally agree: (i) to refrain from the issuance of any securities pursuant to a registration statement on Form S-8 for a period of 12 months from and after the Effective Time (ii) not to change the number of issued or outstanding shares of capital stock of Legacy by a stock split, stock dividend, combination, reclassification, reverse stock split, combination or reclassification of shares or other similar event for a period of 12 months from and after the Effective Time, and except as a condition to a listing of common stock on a national exchange, in which event the limitation period will be 6 months (iii) not to issue any equity securities to any person, firm or corporation for any purpose whatsoever for consideration less than the fair market value applicable to the nature of the transaction of such securities, and (iv) not to file a registration statement with the Securities and Exchange Commission on Form SB-2 or other similar form covering secondary offering of and class of equity securities prior to the expiration of 6 months from and after the Effective Time.

SECTION 6.06.  Application to Standard & Poor's.  New management of Mint Leasing shall promptly make application to the Standard & Poor's editorial board to approve your corporation for a full description in Standard & Poor's Standard Corporation Manual, Standard & Poor's Daily News Section, coverage of Legacy as part of the S&P Market Access Program and coverage on Standard & Poor's Internet Site, www.advisorinsight.com, as well as S&P Marketscope and the S&P Stock Guide database.

SECTION 6.06.  Filing of Amended Form 8-K. Within 4 days after the original report on Form 8-K must be filed, new management of Mint Leasing will prepare and file with the SEC an amendment to the Form 8-K described in Section 6.02 above that includes the financial statements and pro forma financial information prepared pursuant to Regulation S-X for the periods specified in Rule 3.05(b).

SECTION 6.07.  Further Action; Consents; Filings.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Exchange and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Legacy or Mint Leasing or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Exchange and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Exchange and the other transactions contemplated by this Agreement required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws and (B) any other applicable Law.  The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

SECTION 6.08.  Reserved

SECTION 6.09.  Agreement to Deliver Shares. As the owner of a majority of the shares of Mint Leasing Securities, Shareholder agrees to vote his shares of Mint Leasing Securities in favor of approving this Agreement and the transactions contemplated hereby and not to approve or support any competing transaction,

SECTION 6.10.  Plan of Exchange.  This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Exchange from qualifying, as a reorganization under the provisions of section 368(a) of the Code.  Following the Effective Time, neither Legacy nor any of its affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Exchange to fail to qualify as a reorganization under section 368(a) of the Code.

SECTION 6.11.  Board of Directors of Legacy.  On the Effective Date, the present Directors of Legacy shall cause the appointment of Jerry Parish and Victor Garcia to the Board of Directors of Legacy.

SECTION 6.12.  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Legacy and Mint Leasing.

ARTICLE VII
CONDITIONS TO THE REORGANIZATION

SECTION 7.01.  Conditions to the Obligations of Each Party.  The obligations of Mint Leasing, Legacy and Shareholder to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)           this Agreement and the issuance of the Exchange Consideration pursuant to the terms of the Exchange, as the case may be, contemplated hereby shall have been approved and adopted by the requisite affirmative vote of (i) the shareholders of Mint Leasing in accordance with the General Corporation Law of Texas and Mint Leasing's Articles of Incorporation and (ii) the board of directors of Legacy in accordance with the rules of the OTC, the Nevada Revised Statutes and Legacy's Articles of Incorporation;

(b)           no Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange; and

(c)           all consents, approvals and authorizations legally required to be obtained to consummate the Exchange shall have been obtained from and made with all Governmental Entities.

SECTION 7.02.  Conditions to the Obligations of Legacy .  The obligations of Legacy to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           to the best of Mint Leasing's knowledge and belief, each of the representations and warranties of Mint Leasing contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except where failure to be so true and correct would not have a Mint Leasing Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where failure to be so true and correct would not have a Mint Leasing Material Adverse Effect, and Legacy shall have received a certificate of the Managing Director of Mint Leasing substantially in the form of Exhibit F to such effect;

(b)           Mint Leasing shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply would not have a Mint Leasing Material Adverse Effect, and Legacy shall have received a certificate of the Managing Director of Mint Leasing substantially in the form of Exhibit F;

(c)           Legacy shall have received an investment representation from each Mint Leasing Shareholder substantially in the form of Exhibit F.

(d)           The consummation of the transactions contemplated by this Agreement shall have been approved at or before the Closing by the affirmative vote of the holders of not less than a majority of Mint Leasing's common stock, and shall have received any other shareholder approval necessary to the consummation of the transactions contemplated by this Agreement.

SECTION 7.03.  Conditions to the Obligations of Mint Leasing.  The obligations of Mint Leasing to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           each of the representations and warranties of Legacy contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except where the failure to be so true and correct would not have a Legacy Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where the failure to be so true and correct would not have a Legacy Material Adverse Effect, and Mint Leasing shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Legacy substantially in the form of Exhibit E to such effect;

(b)           Legacy shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to comply would not have a Legacy Material Adverse Effect, and Mint Leasing shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Legacy substantially in the form of Exhibit E to that effect;

(c)           Mint Leasing shall have received on the Closing Date an opinion, dated the Closing Date, of Sonfield & Sonfield, counsel for the Legacy in form and substance satisfactory to counsel for Mint Leasing, to the effect that:

(i)          Legacy is a corporations validly existing and in good standing under the laws of the States of Nevada with all requisite power and authority to own, lease, license, and use their respective properties and assets and to carry on the business in which each is now engaged.

(ii)        All necessary proceedings of Legacy have been duly taken to authorize the execution, delivery, and performance of this Agreement by Legacy.

(iii)       Legacy have all requisite corporate power and authority to execute, deliver, and perform this Agreement, and this Agreement has been duly authorized, executed, and delivered by Legacy, constitutes the legal, valid, and binding obligation of Legacy, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to Legacy in accordance with its terms.

(iv)       The execution, delivery, and performance of this Agreement by Legacy will not violate or result in a breach of any term of Legacy's certificate of incorporation or by-laws; and the execution, delivery, and performance of this Agreement by Legacy will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any terms of any agreement to which Legacy is a party.

(v)        After reasonable investigation, such counsel has no actual knowledge of any consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal which is required of Legacy for the execution, delivery, or performance of this Agreement by Legacy.

(vi)       After reasonable investigation, such counsel has no actual knowledge of any litigation, arbitration, governmental or other proceeding (formal or informal), or investigation pending or threatened with respect to Legacy, or any of their respective business, properties, or assets that (i) can reasonably be expected to result in any materially adverse change in the financial condition, results of operations, business, properties, liabilities, or future prospects of Legacy taken as a whole or (ii) seeks to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto, except as disclosed in this Agreement.

(vii)      the Shares to be issued by the Legacy hereunder have been duly authorized and, when issued and when delivered to Mint Leasing Shareholders as provided by this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights;

In giving such opinions Sonfield & Sonfield may state that their opinion and belief are based upon their participation in the preparation of the Agreement and any amendments or supplements thereto and documents incorporated therein by reference and review and discussion of the contents thereof, but is without independent check or verification except as specified.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.  This Agreement may be terminated and the Exchange and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a)           by mutual written consent duly authorized by the Boards of Directors of each of Legacy and Mint Leasing;

(b)           by either Legacy or Mint Leasing if the Effective Time shall not have occurred on or before August 14, 2008 provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)           there shall be any Order which is final and non-appealable preventing the consummation of the Exchange;

(d)           by Legacy upon a breach of any material representation, warranty, covenant or agreement on the part of Mint Leasing set forth in this Agreement, or if any representation or warranty of Mint Leasing shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied ("Terminating Mint Leasing Breach"); provided, however, that, if such Terminating Mint Leasing Breach is curable by Mint Leasing through the exercise of its best efforts and for so long as Mint Leasing continues to exercise such best efforts, Legacy may not terminate this Agreement under this Section 8.01(d).

(e)           by Mint Leasing upon a breach of any material representation, warranty, covenant or agreement on the part of Legacy set forth in this Agreement, or if any representation or warranty of Legacy shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied ("Terminating Legacy Breach"); provided, however, that, if such Terminating Mint Leasing Breach is curable by Legacy through the exercise of its best efforts and for so long as Legacy continues to exercise such best efforts, Mint Leasing may not terminate this Agreement under this Section 8.01(e).

SECTION 8.02.  Effect of Termination.  Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Legacy or Mint Leasing or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03.  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the shareholders of Mint Leasing, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Exchange.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04.  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05.  Expenses.  All Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Exchange or any other transaction is consummated. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the Exchange and the other transactions contemplated by this Agreement.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.01, 6.02, 6.05, 6.06 and this Article IX shall survive the Effective Time and those set forth in Sections 8.02 and 8.05 and this Article IX shall survive termination.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Legacy:

Legacy Communications Corporation.
210 North 1000 East
St. George, UT
Telephone: (435) 628-1000

if to Mint Leasing:

The Mint Leasing, Inc.
323 N. Loop West
Houston, Tx 77008
Attn:  Jerry Parish, President & CEO
Facsimile: (713) 665-8311

with a copy to (which shall not constitute notice to Mint Leasing):

Robert L. Sonfield, Jr., Esq.
Sonfield & Sonfield
770 South Post Oak Lane, Suite 435
Houston, Texas  77056-1937
Facsimile:  (713) 877-1547

SECTION 9.03.  Certain Definitions.  For purposes of this Agreement, the term:

(a)           "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

(b)           "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(c)           "knowledge" means, with respect to any matter in question, that the executive officers of Mint Leasing or Legacy, as the case may be, have actual knowledge of such matter;

(d)           "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(e)           "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05.  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.06.  Incorporation of Exhibits.  Mint Leasing Disclosure Schedule, the Legacy Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 9.07.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 9.08.  Governing Law; Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

SECTION 9.09.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.11.  Entire Agreement.  This Agreement (including the Exhibits) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

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AGREEMENT AND PLAN OF REORGANIZATION

among

LEGACY COMMUNICATIONS CORPORATION

THE MINT LEASING, INC.

and

THE SHAREHOLDERS OF THE MINT LEASING, INC.

EXECUTION PAGE

IN WITNESS WHEREOF, Legacy, Shareholder and Mint Leasing have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LEGACY, INC.

Attest by:	/s/ Michael Hluchanek	By:	/s/ Michael Hluchanek
	Michael J. Hluchanek,		Michael J. Hluchanek,
	Secretary		President & Chief Executive Officer

THE MINT LEASING, INC.

Attest by:	/s/ Jerry Parish	By:	/s/ Jerry Parish
	Name: Jerry Parish		Name: Jerry Parish
	Title: Secretary		Title: President & CEO

SHAREHOLDERS OF THE MINT LEASING, INC.

	/s/ Jerry Parish		/s/ Jerry Parish
	Jerry Parish, Shareholder		Jerry Parish, Trustee, Shareholder

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